Exhibit 5.3

April 9, 2024

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Re:

MGM Resorts International 6.500% Senior Notes Due 2032; Underwriting Agreement dated March 25, 2024 among MGM Resorts International, the Subsidiary Guarantors and Deutsche Bank Securities Inc. as Representative of the several Underwriters

Ladies and Gentlemen:

We have acted as special Nevada corporate and gaming counsel to MGM Resorts International, a Delaware corporation (the “Company”), and each of the entities listed on Exhibit A hereto (the “Nevada Guarantors” and, together with the Company, the “Opinion Parties”), in connection with that certain Underwriting Agreement dated March 25, 2024 among the Company, the Subsidiary Guarantors, and Deutsche Bank Securities Inc., as Representative of the several Underwriters named in Schedule A thereto (the “Underwriting Agreement”). This opinion is delivered pursuant to Section 5(b)(5) of the Underwriting Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Underwriting Agreement and Exhibit E thereto.

For the purpose of issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following records, documents, instruments and certificates:

(i)	the Underwriting Agreement;

(ii)	the Notes;

(iii)	the Base Indenture;

(iv)	the First Supplemental Indenture;

(v)	the Subsidiary Guarantees;

(vi)	the Pricing Disclosure Package;

(i)	the Preliminary Prospectus;

(vii)	the Registration Statement and Prospectus (S-3 Filing dated February 23, 2024);

(viii)	the Form 10-K dated February 23, 2024;

T 720.330.2300	Suite 5100
F 720.330.2301	1801 California Street
www.butlersnow.com	Denver, Colorado 80202

BUTLER SNOW LLP

MGM Resorts International

April 9, 2024

(ix)

the articles of incorporation and bylaws or the articles of organization and operating agreements, as applicable, of each of the Nevada Guarantors, each as amended to date (collectively, the “Governing Documents”);

(x)

the Certificates of Existence with Status in Good Standi ng, issued by the office of the Secretary of State of Nevada on January 10, 2024, along with the bring-down certificates dated March 22, 2024,with respect to the good standing in Nevada of each of the Nevada Guarantors, on those dates;

(xi)

such corporate or limited liability company, as applicable, records, proceedings, minutes, consents, actions and resolutions of each of the Nevada Guarantors as we have deemed necessary as a basis for the opinions expressed below, including, without limitation, the resolutions of each such entity authorizing and approving the execution and delivery by such Nevada Guarantor of the Notes Documents (as defined below) to which it is a party, the consummation by each such Nevada Guarantor of the notes transactions contemplated thereby (the “Transactions”) and the performance by such entity of its obligations thereunder; and

(xii)

the certificate of an officer or manager, or an officer or manager of the sole member, as applicable, of each of the Nevada Guarantors, of even date herewith, as to certain factual matters and any other certificates delivered by any of the Opinion Parties in connection with the consummation of the Transactions (collectively, the “Certificates”).

The Underwriting Agreement, the First Supplemental Indenture, the Indenture (including the Subsidiary Guarantees), and the Notes are hereinafter referred to collectively as the “Notes Documents”.

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion letter, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below. We have been furnished with, and with your consent have relied upon, certificates, including, without limitation, the Certificates, and assurances of the officers, managers, members, general partners and managing partners, as the case may be, and other representatives of the Opinion Parties and of public officials, as we have deemed necessary for the purpose of rendering the opinions set forth herein. As to questions of fact material to our opinions, we have also relied upon the statements of fact and the representations and warranties as to factual matters contained in the documents we have examined; however, except as otherwise expressly indicated, we have not been requested to conduct, nor have we undertaken, any independent investigation to verify the content or veracity thereof or to determine the accuracy of any statement, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Opinion Parties.

MGM Resorts International

April 9, 2024

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that (i) all authorizations, approvals, actions, orders, permits and consents from, and notices to or filings with, any governmental authority in jurisdictions other than the State of Nevada and from, to or with any third party that are required in connection with the execution and delivery by any person of the Notes Documents and the performance of any party’s obligations thereunder have been obtained, taken, received or made, and are in full force and effect; (ii) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct as to factual matters; (iii) the obligations of each party set forth in the Notes Documents are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents that we have examined accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing between or among any of the parties that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (vi) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vii) all corporate, limited liability company and general partnership records made available to us by the Nevada Guarantors, and all public records we have reviewed, are accurate and complete.

Whenever a statement herein is qualified by the phrase “to our knowledge” or “known to us” or a similar phrase, we have, with your consent, advised you concerning only the conscious awareness of facts in the possession of those attorneys who are currently members of or associated with this firm and who have performed legal services on behalf of the Opinion Parties in connection with the Transactions, and which knowledge we have recognized as being pertinent to the matters set forth herein.

As used herein, all references to (i) “NRS” and sections thereof, or to “statutes” generally, are to the Nevada Revised Statutes as in effect on the date hereof; (ii) “Nevada Gaming Laws” are to the Nevada Gaming Control Act, codified as NRS Chapter 463, and the regulations promulgated thereunder;

(iii) “Applicable Nevada Law” are to the Nevada Gaming Laws and those statutes, rules and regulations of the State of Nevada that we, in the exercise of our customary professional diligence, recognize as being directly applicable to the Opinion Parties and the Transactions; (iv) “Nevada Gaming Authorities” are to, collectively, the Nevada Gaming Commission (“NGC”) and the Nevada Gaming Control Board; (v) “Nevada Governmental Authorities” are to the Nevada Gaming Authorities and the other governmental and regulatory authorities, bodies, instrumentalities and agencies and courts of the State of Nevada, excluding its political subdivisions and local agencies, having jurisdiction over any of the Opinion Parties; (vi) “Applicable Nevada Order” are to any judgment or order known to us to have been issued by any Nevada Governmental Authority under Applicable Nevada Law, which is presently in effect and by which any of the Opinion Parties is bound or to which it is subject, and (vii) “Nevada Governmental Approval” are to any authorization, approval or consent of, notification to, or filing with, any Nevada Governmental Authority having jurisdiction over the Opinion Parties required to be obtained or made by the Opinion Parties pursuant to Applicable Nevada Law.

MGM Resorts International

April 9, 2024

The opinions set forth herein are expressly limited to the effect on the Transactions only of the internal laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or to the effect thereon of the laws of any other jurisdiction or as to matters of local law or the laws, rules or regulations of local governmental departments or agencies within the State of Nevada. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, any state securities or “Blue Sky” laws, rules or regulations, any federal or state banking, antitrust, bankruptcy or insolvency laws, rules or regulations, or the CARES Act or any other coronavirus-related legislation or federal or state laws, rules, regulations, orders or directives related thereto.

Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Nevada Guarantors is validly existing as a corporation or limited liability company, as applicable, and is in good standing under the laws of the State of Nevada.

2. Each of the Nevada Guarantors has the corporate, limited liability company or general partnership, as applicable, power and authority to (a) execute and deliver each of the Notes Documents to which it is a party, perform its obligations thereunder and consummate the Transactions and (b) own, lease and operate its properties as described in the Registration Statement, the Preliminary Prospectus, and the Prospectus.

3. Each of the Nevada Guarantors has duly authorized the execution and delivery by such Nevada Guarantor of the Notes Documents to which it is a party, the performance by such Nevada Guarantors of its obligations thereunder and the consummation of the Transactions.

4. Each of the Nevada Guarantors has duly executed and delivered each of the Notes Documents to which it is a party.

5. The execution and delivery by each of the Opinion Parties of the Notes Documents to which it is a party, the performance by each of the Opinion Parties of its obligations thereunder and the consummation of the Transactions (including the issuance of the Notes and the Subsidiary Guarantees) do not violate the Governing Documents, any Applicable Nevada Law or any Applicable Nevada Order.

6. No Nevada Governmental Approval is required for the execution and delivery by any of the Opinion Parties of the Notes Documents to which it is a party or the consummation of the Transactions except (a) as set forth in the Registration Statement, the Preliminary Prospectus, and the Prospectus, (b) those that have been obtained or made on or prior to the date hereof and are in full force and effect, and (c) such filings with the Nevada Gaming Authorities as are referenced in qualification paragraph (A)(iii) below.

MGM Resorts International

April 9, 2024

7. The statements made in the Registration Statement and the Prospectus under the captions “Risk Factors—Risks Relating to the Notes—We may require you to dispose of your notes or redeem your notes if any gaming authority finds you unsuitable to hold them”, “Risk Factors—Risks Related our Business—Our businesses are subject to extensive regulation and the cost of compliance or failure to comply with such regulations may adversely affect our business and results of operations”, “Regulation and Licensing” (including the statements incorporated by reference therein in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under the heading “Licensing, Suitability and Qualification Determinations”), “Description of Notes—Mandatory Disposition Pursuant to Gaming Laws” and “Description of Notes—Compliance with Gaming Laws” have been reviewed by us and, insofar as such statements purport to constitute summaries of the Nevada Gaming Laws and matters arising thereunder, such statements constitute fair summaries thereof in all material respects.

The opinions expressed herein are subject to and limited by the following qualifications, assumptions and limitations:

(A) We have assumed that:

(i) neither the consummation of the Transactions nor the exercise of rights under the Notes Documents will result in any person acquiring “control” (as that term is defined under the Nevada Gaming Laws) of any Opinion Party that is licensed by or registered with the Nevada Gaming Authorities (collectively, the “Gaming Parties”) without first obtaining the approvals required by the Nevada Gaming Laws;

(ii) no party to the Notes Documents will exercise significant influence (as set forth in NRS 463.165) over the gaming activities or operations of the Gaming Parties without first securing the approvals required by the Nevada Gaming Laws; and

(iii) the Opinion Parties will file, on a timely basis, any applicable informational transaction reports with respect to the Transactions that may be required after the date hereof by NGC Regulation 8.130 and will provide all notices and make any filings that may be required after the date hereof by any order issued by the Nevada Gaming Authorities.

(B) We note that each of the Underwriters, the holders of the Notes, the Trustee and their respective successors and assignees are subject to being called forward by the Nevada Gaming Authorities, in their sole and absolute discretion, for a finding of suitability, and in this regard, we express no opinion as to whether the Nevada Gaming Authorities would call any such person forward for such a finding and, if they did, whether the Nevada Gaming Authorities would find any such person suitable.

(C) The opinions contained herein are subject to, and we express no opinion as to, the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other similar laws, rules and regulations now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, the federal Bankruptcy Code, the Uniform Fraudulent Transfer Act (as codified in NRS Chapter 112), and any other laws, rules or regulations relating to fraudulent or unlawful conveyances, distributions and transfers.

MGM Resorts International

April 9, 2024

(D) We express no opinion as to the financial statements, schedules, balance sheets or reports, or the notes thereto, or other financial data or information at any time included in, or omitted from, the Registration Statement, the Preliminary Prospectus, or the Prospectus.

The opinions expressed herein are based upon the Applicable Nevada Law in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinions set forth herein, or to conduct any inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof, its counsel or its assignees of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this opinion letter, or of any change in any Applicable Nevada Law or any facts occurring after the date of this opinion letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

This opinion is intended solely for the use of the addressees in connection with the Notes Documents. This opinion is rendered as of the date stated herein and the undersigned undertakes no obligation to update the provisions herein. This opinion may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm; provided, however, (i) U.S. Bank Trust Company, National Association, in its capacity as trustee under the Indenture may rely on this opinion as if it were addressed to it in such capacity and (ii) we hereby consent to the reliance upon this opinion by Milbank LLP, and Cahill Gordon & Reindel LLP in connection with their respective opinions pursuant to the Underwriting Agreement, and to the inclusion of this opinion as an exhibit to such opinions.

Sincerely,

/s/ BUTLER SNOW LLP

EXHIBIT A

Nevada Guarantors

1.	550 Leasing Company II, LLC, a Nevada limited liability company

2.	AC Holding Corp., a Nevada corporation

3.	AC Holding Corp. II, a Nevada corporation

4.	Arena Land Holdings, LLC, a Nevada limited liability company

5.	Aria Resort & Casino, LLC, a Nevada limited liability company

6.	Aria Resort & Casino Holdings, LLC, a Nevada limited liability company

7.	Bellagio, LLC, a Nevada limited liability company

8.	Circus Circus Casinos, Inc., a Nevada corporation

9.	Circus Circus Holdings, Inc., a Nevada corporation

10.	CityCenter Boutique Hotel Holdings, LLC, a Nevada limited liability company

11.	CityCenter Boutique Residential Development, LLC, a Nevada limited liability company

12.	CityCenter Facilities Management, LLC, a Nevada limited liability company

13.	CityCenter Harmon Development, LLC, a Nevada limited liability company

14.	CityCenter Harmon Hotel Holdings, LLC, a Nevada limited liability company

15.	CityCenter Land, LLC, a Nevada limited liability company

16.	CityCenter Realty Corporation, a Nevada corporation

17.	CityCenter Retail Holdings LLC, a Nevada limited liability company

18.	CityCenter Retail Holdings Management, LLC, a Nevada limited liability company

19.	CityCenter Vdara Development, LLC, a Nevada limited liability company

20.	City Center Veer Towers Development, LLC, a Nevada limited liability company

21.	Destron, Inc., a Nevada corporation

22.	Grand Garden Arena Management, LLC, a Nevada limited liability company

23.	Grand Laundry, Inc., a Nevada corporation

24.	Las Vegas Arena Management, LLC, a Nevada limited liability company

25.	LV Concrete Corp., a Nevada corporation

26.	Mandalay Bay, LLC, a Nevada limited liability company

27.	Mandalay Employment, LLC, a Nevada limited liability company

28.	Mandalay Place, LLC, a Nevada limited liability company

29.	Mandalay Resort Group, LLC, a Nevada limited liability company

30.	Metropolitan Marketing, LLC, a Nevada limited liability company

31.	MGM CC, LLC, a Nevada limited liability company

32.	MGM CC Holdings, Inc., a Nevada corporation

33.	MGM Grand Hotel, LLC, a Nevada limited liability company

34.	MGM Hospitality, LLC, a Nevada limited liability company

35.	MGM International, LLC, a Nevada limited liability company

36.	MGM Public Policy, LLC, a Nevada limited liability company

37.	MGM Resorts Advertising, Inc., a Nevada corporation

38.	MGM Resorts Arena Holdings, LLC, a Nevada limited liability company

39.	MGM Resorts Aviation Corp., a Nevada corporation

40.	MGM Resorts Corporate Services, a Nevada corporation

41.	MGM Resorts Design & Development, a Nevada corporation

42.	MGM Resorts Development, LLC, a Nevada limited liability company

43.	MGM Resorts Festival Grounds, LLC, a Nevada limited liability company

44.	MGM Resorts Festival Grounds II, LLC, a Nevada limited liability company

45.	MGM Resorts Global Development, LLC, a Nevada limited liability company

46.	MGM Resorts Interactive, LLC, a Nevada limited liability company

47.	MGM Resorts International Marketing, Inc., a Nevada corporation

48.	MGM Resorts International Operations, Inc., a Nevada corporation

49.	MGM Resorts Land Holdings, LLC, a Nevada limited liability company

50.	MGM Resorts Land Holdings II, LLC, a Nevada limited liability company

51.	MGM Resorts Manufacturing Corp., a Nevada corporation

52.	MGM Resorts Regional Operations, LLC, a Nevada limited liability company

53.	MGM Resorts Retail, a Nevada corporation

54.	MGM Resorts Satellite, LLC, a Nevada limited liability company

55.	MGM Resorts Sub 1, LLC, a Nevada limited liability company

56.	MGM Resorts Sub B, LLC, a Nevada limited liability company

57.	MGM Resorts Venue Management, LLC, a Nevada limited liability company

58.	MH, INC., a Nevada corporation

59.	Mirage Laundry Services Corp., a Nevada corporation

60.	Mirage Resorts, LLC, a Nevada limited liability company

61.	New Castle, LLC, a Nevada limited liability company

62.	New York-New York Hotel & Casino, LLC, a Nevada limited liability company

63.	New York-New York Tower, LLC, a Nevada limited liability company

64.	Park District Holdings, LLC, a Nevada limited liability company

65.	Park MGM, LLC, a Nevada limited liability company

66.	Park Theater, LLC, a Nevada limited liability company

67.	PRMA, LLC, a Nevada limited liability company

68.	PRMA Land Development Company, a Nevada corporation

69.	Project CC, LLC, a Nevada limited liability company

70.	Ramparts, LLC, a Nevada limited liability company

71.	Signature Tower I, LLC, a Nevada limited liability company

72.	Signature Tower 2, LLC, a Nevada limited liability company

73.	Signature Tower 3, LLC, a Nevada limited liability company

74.	The Signature Condominiums, LLC, a Nevada limited liability company

75.	Tower B, LLC, a Nevada limited liability company

76.	Tower C, LLC, a Nevada limited liability company

77.	Vdara Condo Hotel, LLC, a Nevada limited liability company

78.	Vendido, LLC, a Nevada limited liability company

79.	VidiAd, a Nevada corporation

80.	Vintage Land Holdings, LLC, a Nevada limited liability company